NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the Class A Common Stock, Units, each consisting of one share of Class A common stock and one-half of one redeemable warrant, and Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 (the "Securities") of Everest Consolidator Acquisition Corporation (the "Company") from listing and registration on the Exchange on January 3, 2025, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities is no longer suitable for continued listing and trading on the NYSE. The Exchange reached its decision to delist the Company's Securities pursuant to Sections 802.01B and 102.06e. of the NYSE's Listed Company Manual because the Company failed to consummate a business combination within the shorter of (i) the time period specified by its constitutive documents or by contract or (ii) three years. On November 29, 2024, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the NYSE. The Company was notified by letter on November 29, 2024. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on November 29, 2024. Trading in the Securities was suspended at the close of the market on November 29, 2024. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange, the determination to delist the Securities, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.